Exhibit 10.6

Certain confidential information contained in this document, marked by brackets and asterisk, has been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K, because it (i) is not material and (ii) would be competitively harmful if publicly disclosed

October 14, 2021

Elephant Oil Corp.

700 Milam Suite 1300

Houston, TX 77002

Attention: Matthew Lofgran, Chief Executive Officer

Re: Financial Advisory

Dear Mr. Lofgran,

EF Hutton, division of Benchmark Investments, LLC (“EF Hutton” or “Broker-Dealer”) is pleased to act as exclusive financial advisor for Elephant Oil Corp. (separately or together with its subsidiaries and affiliates referred to herein as the “Company”), in connection with providing general financial advisory to the Company, and in connection with the compensation received by Broker-Dealer from the Company, the Company and the Broker-Dealer agree as follows:

1. Description of Services. The Company hereby retains Broker-Dealer and Broker- Dealer hereby agrees to provide general financial advisory to the Company, and Broker-Dealer accepts such retention on the terms and conditions set forth in this Agreement. Broker-Dealer will advise the Company in the Company’s business and will provide the services described on the attached Exhibit A (collectively referred to as the “Advisory Services”) and such other area or areas as the Company may subsequently engage Broker-Dealer

2. Compensation. As consideration for the Broker-Dealer’s Advisory Services pursuant to this Agreement, the individuals and entities listed on Schedule A hereto shall be entitled to receive, and the Company agrees to issue to said individuals and entities or their permitted designees an aggregate of four and ninety-nine hundredths (4.99%) of the Company’s fully diluted common stock (“Common Stock”) as of the execution date of this Agreement. The Company shall issue such shares of Common Stock within ten (10) business day of the date hereof. Upon Broker-Dealer’s request, the Company will use its best efforts to promptly deliver an opinion of its counsel to the transfer agent to remove the restrictive legend from the Common Stock pursuant to Rule 144; however, this requirement does not apply if the Company reasonably believes in good faith that the conditions for removal of the restrictive legend under Rule 144 have not been met.

3. Independent Contractor. Broker-Dealer’s relationship with the Company will be that of an independent contractor and nothing in this Agreement will be construed to create an affiliate relationship between the Company and Broker-Dealer. Broker-Dealer has no authority to act on behalf of or to enter into any contract, incur any liability or make any representation on behalf of the Company. The Company acknowledges and agrees that Broker-Dealer is not being engaged as, and shall not be deemed to be, an agent or fiduciary of the Company’s directors, management, stockholders or creditors or any other person by this Agreement or the retention of Broker-Dealer hereunder.

4. Amendments and Waivers. This Agreement may be modified, amended or supplemented only by a written instrument duly executed by Broker-Dealer and the Company. No term or condition or the breach thereof will be deemed waived, unless it is waived in writing and signed by the party against whom the waiver is claimed. Any waiver or breach of any term or condition will not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term or condition. The failure of any party to insist upon strict performance of any term or condition hereunder will not constitute a waiver of such party’s right to demand strict compliance therewith in the future. If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions and restrictions contained herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated

5. Governing Law; Jurisdiction and Venue Arbitration. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts executed and to be wholly performed therein without giving effect to its conflicts of laws principles or rules. EF Hutton and the Company: (i) agree that any legal suit, action or proceeding arising out of or relating to this engagement letter and/or the transactions contemplated hereby shall be instituted exclusively in New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York, (ii) waive any objection which they may have or hereafter to the venue of any such suit, action or proceeding, and (iii) irrevocably consent to the jurisdiction of the New York Supreme Court, County of New York, and the United States District Court for the Southern District of New York in any such suit, action or proceeding. EF Hutton and the Company further agree to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the New York Supreme Court, County of New York, or in the United States District Court for the Southern District of New York and agree that service of process upon the Company mailed by certified mail to the Company’s address shall be deemed in every respect effective service of process upon the Company, in any such suit, action or proceeding, and service of process upon EF Hutton mailed by certified mail to EF Hutton’s address shall be deemed in every respect effective service process upon EF Hutton, in any such suit, action or proceeding. Notwithstanding any provision of this engagement letter to the contrary, the Company agrees that neither EF Hutton nor its affiliates, and the respective officers, directors, employees, agents and representatives of EF Hutton, its affiliates and each other person, if any, controlling EF Hutton or any of its affiliates, shall have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement and transaction described herein except for any such liability for losses, claims, damages or liabilities incurred by us that are finally judicially determined to have resulted from the bad faith or gross negligence of such individuals or entities

6. Successors and Assigns. The benefits of this Agreement shall inure to the parties hereto, their respective successors and assigns and to the indemnified parties hereunder and their respective successors and assigns, and the obligations and liabilities assumed in this Agreement shall be binding upon the parties hereto and their respective successors and assigns. Notwithstanding anything contained herein to the contrary, neither Broker-Dealer nor the Company shall assign any of its obligations hereunder without the prior written consent of the other party.

7. Counterparts. This Agreement may be executed in multiple copies, each of which will be deemed an original and all of which will constitute a single agreement binding on all parties.

8. Entire Agreement. This Agreement (together with documents and agreements entered into herewith) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements have been made by any party, or any one acting on behalf of any party, that are not embodied in this Agreement with respect to the subject matter hereof.

9. Representation. By executing this Agreement, Company acknowledges that it understands and agrees that it has been encouraged, and had the opportunity to, consult with its own attorney in connection with this Agreement.

10. Disclaimers. The Company agrees that all decisions, acts, actions, or omissions with respect to the Advisory Services contemplated by this Agreement and the other matters contemplated herein shall be the sole responsibility of the Company, and that the performance by Broker-Dealer of Advisory Services hereunder will in no way expose Broker-Dealer to any liability for any such decisions, acts, actions or omissions of the Company.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

BROKER-DEALER		COMPANY

EF Hutton, division of Benchmark Investments, LLC		Elephant Oil Corp.

By:	/s/ Sam Fleischman	By:	/s/ Matthew Lofgran
Name:	Sam Fleischman	Name:	Matthew Lofgran
Title:	Supervisory Principal	Title:	Chief Executive Officer

SCHEDULE A

Schedule of Individuals and Entities Receiving Compensation

Name	Percentage of 4.99% Compensation Received	Address
Joseph T. Rallo	46.25%	***********
David W. Boral	46.25%	***********
Benchmark Investments, LLC	7.5%	175 Country Club Drive Bldg. 400, Suite D Stockbridge, GA 30281

EXHIBIT A

Advisory Services

Broker-Dealer will from time to time, at the request of the Company, consult with and provide assistance to the Company in the following areas but not limited to:

(a)	Apprising itself with the business, operations, assets, liabilities, financial condition, organizational history, capitalization, internal controls, management, and any potential prospects of the Company;

(b)	Assisting management of the Company and advise the Company with respect to its strategic planning process and business plans including an analysis of markets, positioning, financial models, organizational structure, potential strategic alliances and capital requirements;

(c)	Assisting management of the Company with the preparation of the Company’s marketing materials and investor presentations;

(d)	Assisting the Company in broadening its shareholder base including non-deal road show activity;

(e)	Assisting the Company with strategic introductions;

(f)	Exploring and evaluating financing structures, both direct and alternative, and assisting the Company in developing a strategy for capitalization designed to suit the Company’s financial requirements, potentially with one or more instruments that meet the anticipated requirements of the Company;

(g)	Working closely with the Company to assist in developing a proper data room to meet the common standards of due diligence materials by perspective investors and or lenders; or

(h)	Providing such other financial advisory and investment banking services upon which the parties may mutually agree.